Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No.’s (333-218775 and 333-220412) on Form S-3 and Registration Statement No’s (333-198830 and 333-203227) on Form S-8 of Eldorado Resorts, Inc. of our report dated February 13, 2018, relating to the financial statements of Elgin Riverboat Resort-Riverboat Casino (d/b/a Grand Victoria Casino) as of December 31, 2017 and 2016 and for the three years in the period ended December 31, 2017, appearing in this Current Report on Form 8-K/A of Eldorado Resorts, Inc. dated September 5, 2018.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

September 5, 2018